Exhibit 10.8

TRUST AGREEMENT FOR HOUGHTON MIFFLIN HOLDINGS, INC.

2003 DEFERRED COMPENSATION PLAN

This Agreement made as of this 28th day of January 2003, by and between Houghton Mifflin Holdings, Inc. (“Houghton Mifflin” or the “Company”) with its principal offices at 222 Berkeley Street, Boston, Massachusetts and Gerald T. Hughes (the “Trustee”), c/o Houghton Mifflin Company, 222 Berkeley Street, Boston, MA.

WITNESSETH

WHEREAS Houghton Mifflin has adopted a non-qualified deferred compensation plan (the “Plan”) to provide deferred compensation for certain management or highly compensated employees of the Company and its subsidiaries and affiliates and their beneficiaries; and

WHEREAS the Company wishes to establish a trust (the “Trust”) to assist in the payment of benefits under the Plan;

NOW, THEREFORE, the parties hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1.  TRUST FUND

(a)  Subject to the claims of the general creditors of the Company, as set forth in Section 5, the Company hereby deposits with the Trustee 2,369.14 shares of the Company’s Class A-10 Common Stock, par value $0.001 per share (the “Class A Common Stock”), and 263.2375 shares of the Company’s Class L Common Stock, par value $0.001 per share (the “Class L Common Stock” and, together with the Class A Common Stock, the “Common Stock”), in trust which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Agreement.

(b)  The purpose of the Trust is to pay as they come due benefits under the Plan to persons who are entitled to such benefits under the Plan (“Trust Beneficiaries”).

(c)  The Trust hereby established shall be irrevocable.

(d)  The Trust is intended to be a trust of which the Company is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Internal Revenue Code of 1986, as from time to time amended, and shall be construed accordingly.

(e)  The principal of the Trust which is not returned to the Company in accordance with the specific provisions of this Agreement or used to defray the expenses of the Trust shall be used exclusively for the benefit of Trust Beneficiaries, subject in every case to the provisions of Section 5 (relating to Insolvency of the Company).  The Trust Beneficiaries shall not have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time such assets are distributed hereunder, and all rights of Trust Beneficiaries created under the Plan or this Agreement shall be mere unsecured contractual rights against the Company.

SECTION 2.  DEFINITIONS

For all purposes of this Agreement, the terms “Change of Control,” “Majority Investors” and “Qualified Public Offering” shall have the respective meanings set forth in the stockholders agreement among Versailles U.S. Holding Inc. (renamed Houghton Mifflin Holdings, Inc.), Houghton Mifflin Company and certain stockholders of Versailles U.S. Holding Inc., dated as of December 30, 2002, as amended from time to time (the “Stockholders Agreement”).

SECTION 3.  CONTRIBUTIONS TO THE TRUST

(a)  The Company may at any time and from time to time make additional deposits of cash or other property in trust with the Trustee in order to pay expenses and to augment the principal to be held, administered and disposed of by the Trustee as provided in this Agreement.

(b)  Amounts transferred to the Trust in respect of the Plan shall be held in trust until distributed in accordance with this Agreement and the provisions of the Plan.

SECTION 4.  PAYMENTS

(a)  The Trustee shall make payments of benefits to Trust Beneficiaries from the assets of the Trust at the directions of the person or persons authorized by the Company to direct the Trustee hereunder (the “Administrator”).

(b)  Upon receipt of evidence satisfactory to the Trustee that a benefit otherwise payable hereunder has been paid by the Company directly to a Trust Beneficiary, the Trustee shall reimburse the Company, for such payment if there are sufficient assets in the Trust fund to provide for such reimbursement.

(c)  Upon the occurrence of a Change of Control (other than in connection with a Qualified Public Offering), all or a portion of the shares of the Common Stock held herein shall be transferred as directed by the Administrator in accordance with Section 7(a) of the Plan.

(d)  Following the occurrence of a Qualified Public Offering, all of the shares of Common Stock held herein shall be transferred to Trust Beneficiaries as directed by the Administrator in accordance with Section 7(b) of the Plan.

(e)  Following the occurrence of a Trust Beneficiary’s termination of employment, all or a portion of the shares of Common Stock held herein shall be transferred as directed by the Administrator in accordance with Section 7(c) of the Plan.

(f)  In the event of a Tag Along Event (as defined in the Plan), Common Stock held herein shall be transferred as directed by the Administrator in accordance with Section 7(d) of the Plan.

(g)  In the event that the Majority Investors propose to transfer Common Stock in accordance with Section 4.2 of the Stockholders Agreement, Common Stock held herein shall be transferred as directed by the Administrator in accordance with Section 7(e) of the Plan.

(h)  On January 30, 2013 all remaining Common Stock held herein shall be transferred to Trust Beneficiaries in accordance with Section 7(f) of the Plan.

SECTION 5.  TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARIES WHEN MEMBER OF COMPANY GROUP INSOLVENT

(a)  For purposes of this Agreement, “Insolvent” shall mean, as to any person or entity, that (i) such person or entity is unable to pay its debts as they mature, or (ii) such person or entity is subject to a pending proceeding as a debtor under the U.S. Bankruptcy Code.

(b)  At all times during the continuance of this Trust, the principal of the Trust shall be subject to claims of general creditors of the Company.  If at any time the Trustee has actual knowledge, or has determined, that the Company is Insolvent, the Trustee shall deliver any undistributed principal in the Trust to satisfy such claims as a court of competent jurisdiction may direct.  The Board of Directors and the Chief Executive Officer, or, if the responsibility has been delegated to the Chief Financial Officer, the Chief Financial Officer of the Company, shall have the duty to inform the Trustee of the Company’s Insolvency.  If the Company, or a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall independently determine, within thirty (30) days after receipt of such notice, whether the Company is Insolvent and, pending such determination, shall discontinue payments of benefits to affected Trust Beneficiaries (as hereinafter defined), shall hold the Trust assets for the benefit of the Company’s general creditors, and shall resume payments of benefits to such affected Trust Beneficiaries in accordance with Section 4 of this Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent, if the Trustee initially determined the Company, to be Insolvent).  Unless the Trustee has actual knowledge of the Insolvency of the Company, or has received an allegation of Insolvency as provided in the preceding sentence, the Trustee shall have no duty to inquire whether the Company is Insolvent.  The Trustee may in all events rely on such evidence concerning the solvency of the Company as may be furnished to the Trustee which will give the Trustee a reasonable basis for making a determination concerning the solvency of the Company.  Nothing in this Agreement shall in any way diminish any rights of any Trust Beneficiary to pursue his or her rights as a general creditor of the Company with respect to his or her benefits hereunder or otherwise.

(c)  Provided there are sufficient assets, if the Trustee discontinues payments of benefits from the Trust and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments which would have been made to Trust Beneficiaries during the period of such discontinuance, less the aggregate amount of payments made to Trust Beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 6.  INVESTMENT OF PRINCIPAL

It is intended that the assets of the Trust shall be invested in Common Stock, except as may be necessary or appropriate to effectuate the payment of benefits contemplated by the Plan.  The Trustee shall invest the principal of the Trust in accordance with such investment directions as the Company shall provide.  The Trustee shall have no duty to inquire into or review the aforesaid investment directions, objectives, policies, or restrictions, or the investments made pursuant to the directions of the Administrator or an investment manager appointed by the Company.

SECTION 7.  DISPOSITION OF PRINCIPAL

During the term of this Trust, all principal amounts contributed to the Trust, net of expenses, shall be accumulated and invested for the purposes herein provided excepting amounts invested in the Cash Subaccounts.  Subject to the provisions of Sections 4 and 12, the Company shall not have the right or power to direct the Trustee to return to the Company, or to direct to others, any of the Trust assets before all payments of benefits payable under the Trust have been made to Trust Beneficiaries.  Upon payment of all such benefits and legal expenses, the Trustee shall return to the Company all amounts, if any, then remaining in the Trust.

SECTION 8.  ACCOUNTING BY THE TRUSTEE

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be done, including such specific records as shall be agreed upon in writing between the Company and the Trustee.  All such accounts, books and records shall be open to inspection and audit at all reasonable times by the Company.  Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

SECTION 9.  RESPONSIBILITY OF THE TRUSTEE

(a)  The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to anyone for any action reasonably taken in accordance with a written direction, request, or approval given by the Company or by an investment manager appointed by the Company that is contemplated by and complies with the terms of this Agreement, including distributions made in accordance with directions of the Administrator, and to that extent shall be relieved of the prudent person rule for investments.

(b)  The Trustee shall execute and become a party to the Stockholders Agreement as a holder of Management shares thereunder, and the Trustee shall vote shares of Common Stock held in Trust solely in accordance therewith.  To the extent that the Stockholders Agreement does not mandate the manner in which shares of Common Stock are to be voted, the Trustee shall vote the shares of Common Stock in the same manner as and in proportion with the shares voted by the Majority Investors.  The Trustee shall abstain from any vote to elect any member of the Board of Directors of the Company.

(c)  The Company agrees to indemnify the Trustee against all loss or expense incurred by the Trustee under this Agreement, if the Trustee acted in good faith and in a manner such Trustee reasonably believed to be in or not opposed to the best interests of the Trust, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Without limiting the foregoing, the Trustee shall not be required to undertake or to defend on behalf of any person any litigation arising in connection with this Agreement, unless the Trustee be first indemnified by the Company against his or her prospective costs, expenses and liability.

(d)  The Trustee may consult with legal counsel (who may also be counsel for the Trustee generally) with respect to any of his or her duties or obligations hereunder, including any determination as to whether a Change of Control has occurred or as to whether the Company or an Affiliate is Insolvent, and shall not be held responsible for acting or refraining from acting in accordance with the advice of any such counsel selected with reasonable care.

(e)  The Trustee may hire agents, legal counsel, accountants, actuaries, investment managers and financial consultants.

(f)  The Trustee shall have, without exclusions, all powers conferred on trustees by applicable law unless expressly provided otherwise herein.

(g)  Nothing in this Agreement shall be construed as constituting the Trustee plan “administrator,” as that term is defined in Section 3(16) of ERISA, of any plan or arrangement pursuant to which benefits are provided hereunder.

SECTION 10.  COMPENSATION AND EXPENSES OF THE TRUSTEE

The Trustee’s compensation from the Company shall be deemed to include compensation for his or her services as the Trustee.  The Company, and not the Trustee, shall pay all expenses of the Trust and all reasonable expenses incurred by the Trustee with respect to the administration of the Trust.

SECTION 11.  REPLACEMENT OF THE TRUSTEE

The Trustee may be removed by the Company, or may resign at any time, in either case by notice in writing.  Upon the removal or the resignation of the Trustee, a new trustee, which shall be an individual or a bank or trust company, shall be appointed by the Company and such successor trustee shall automatically accede to all rights, duties and obligations of the Trustee hereunder.  If the Company fails to appoint a successor trustee following the resignation or removal of the present Trustee, then the present Trustee may apply to a court of competent jurisdiction for the appointment of a successor trustee.

SECTION 12.  AMENDMENT OR TERMINATION

(a)  This Agreement may be amended by a written instrument executed by the Company or the Administrator.  Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan nor shall make the Trust revocable.

(b)  The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan.  Upon written approval of all participants and beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate the Trust prior to the time all benefit payments have been made.

(c)  Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company.

SECTION 13.  SEVERABILITY AND ALIENATION

(a)  Any provision of this Agreement prohibited by law shall be ineffective to the extent of any such prohibition without invalidating the remaining provisions hereof.

(b)  Benefits payable to Trust Beneficiaries under this Agreement may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process and no benefit actually paid to Trust Beneficiaries by the Trustee shall be subject to any claim for repayment by the Company or the Trustee.

SECTION 14.  GOVERNING LAW

This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

IN WITNESS WHEREOF, the Company and the Trustee have executed this Agreement as of the date first above written.

HOUGHTON MIFFLIN HOLDINGS, INC.

By:	/s/ Lois Novotny
Name: Lois Novotny
Title: Vice President and Assistant Secretary

Gerald T. Hughes, as Trustee